Exhibit 10.9

Letter from Bruce Bertman requesting conversion of $100,000 debt into 5,343,511 shares of common stock, dated August 18, 2003.

                                        Bruce Bertman

                                        30 West Gude Dr
                                        Suite 470
                                        Rockville MD 20850

August 18, 2003

Mr. Jeff Lieberman
Chairman and President
WorldTeq Group International
30 West Gude Drive
Suite 470
Rockville, MD 20850

RE: Breach of Promissory Note Terms-Conversion

Mr. Lieberman,

In accordance with my letter dated April 21, 2003 in which you were notified the company of its default in regards to my Promissory Note, you were given 5 days to cure. The breach is still in place and has not been cured therefore; This letter shall serve as demand of my request as per section 7 of my Secured Convertible Promissory Note to convert $100,000 of the total owed to me as of this date. Based on the formula outlined in the note I am able to convert at the lower of either .10 per share of the average closing bid price of WTEQ common stock for the prior 20 day period. Said price is 1.8714 cents per share as of the period ended August 18, 2003.

Please immediately issue 5,343,511 shares in my name and as per section 7 effect a registration statement removing the restrictive legend on the stock.

Best Regards,

/s/ Bruce Bertman
Bruce Bertman


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